UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 8, 2008

VYYO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-30189	94-3241270
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6625 The Corners Parkway, Suite 100, Norcross, Georgia		30092
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code  (678) 282-8000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 5.02(b)

On July 16, 2007, Vyyo Inc. (the “Company”) announced that Robert K. Mills had been appointed Chief Financial Officer.  Mr. Mills succeeded Arik Levi, who continued to serve the Company in a non-executive capacity.  Effective April 8, 2008, Vyyo Ltd., a wholly owned subsidiary of the Company, entered into a Separation Agreement and Release with Mr. Levi, the terms of which are disclosed in Item 5.02(e) below.

Item 5.02(e)

Arik Levi.  Vyyo Ltd. entered into a Separation Agreement and Release with Mr. Levi, effective as of April 8, 2008 (the “Separation Agreement”).  The Separation provides that Mr. Levi will receive approximately 833,000 NIS (New Israeli Shekels), or approximately $229,000 in United States dollars, payable in monthly increments through November 30, 2008.  The total amount payable to Mr. Levi is inclusive of all amounts otherwise payable to Mr. Levi in connection with the termination of his employment, including severance payments required under contract and Israeli law, Employee Recreation Pay required by Israeli law and accrued vacation days.  In addition, Vyyo Ltd.  will transfer to Mr. Levi the ownership of his Manager Insurance policies and Continuous Education Funds in accordance with Israeli law.

Mr. Levi’s outstanding stock options will continue to vest through December 31, 2008, at which time he will hold 177,750 vested options, at exercise prices ranging from $2.27 to $5.22.  Mr. Levi will be allowed to exercise his options that have vested on or before December 31, 2008 no later than March 31, 2009.  A copy of the Separation Agreement and Release will be filed with the Company’s Form 10-K for its fiscal year ended March 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYYO INC.

Date: April 14, 2008	By:	/s/ Tashia L. Rivard
Tashia L. Rivard
General Counsel